UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2021

GARRETT MOTION INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland	1180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2021, Garrett Motion Inc. (the “Company”) announced that Joanne Lau has been appointed as the Vice President, Chief Accounting Officer and Corporate Controller of the Company, effective as of the same date (the “Effective Date”), subject to Ms. Lau’s receipt of the necessary work permits to allow her to relocate to Switzerland. Ms. Lau will replace Russell James, who served as the Company’s Principal Accounting Officer in the position of Vice President and Corporate Controller since October 1, 2018. Mr. James will continue to serve the Company in the role of Vice President, ISC Finance.

Ms. Lau, 44, previously served as Senior Finance Director of Corporate Consolidation, Controlling and Tax at Eurofins Scientific, a bio-analytical testing provider, since February 2021. Prior to that, Ms. Lau served in various capacities at WABCO Holdings, Inc. (“WABCO”), a manufacturer of technology systems for commercial vehicles, for approximately eight years. There, Ms. Lau served as Global Accounting and Reporting Manager from June 2013 through December 2014, as Assistant Corporate Controller from January 2015 through March 2019, and as Global Corporate Controller from April 2019 through February 2021. Prior to joining WABCO, Ms. Lau spent two years with Metro Cash & Carry, a wholesale operator, where she served as Operations Controlling Manager. Prior to Metro Cash & Carry, Ms. Lau spent four years with GE Healthcare Technologies, a global provider of medical technology, pharmaceutical diagnostics, and digital solutions, where she served as Financial Reporting and Consolidations Manager. Prior to that, Ms. Lau spent two years with Deloitte & Touche and four years with KPMG, where she served as Audit Manager and Experienced Audit Senior, respectively. Ms. Lau holds a Bachelor of Science in Finance from Santa Clara University and is a Certified Public Accountant.

In connection with her appointment, the Company and the Company’s subsidiary, Garrett Motion Sàrl, entered into an Employment Contract with Ms. Lau (the “Agreement”). The Agreement provides that Ms. Lau will receive an annual base salary of CHF 340,000 (equal to approximately $366,000) per year and will be eligible for an annual discretionary cash bonus with a target of 40% of her base salary and an annual grant of long-term incentive equity awards with an initial target opportunity of 60% of annual base salary. Ms. Lau will also receive a signing bonus of CHF 85,000 (equal to approximately $91,000) in connection with the commencement of her employment, which is subject to repayment if Ms. Lau’s employment is terminated for any reason prior to the one-year anniversary of the Effective Date. Additionally, Ms. Lau will receive a one-time sign-on award of restricted stock units (“RSUs”) with a value of $274,822 within the first 60 days of employment in consideration of equity compensation foregone with Ms. Lau’s prior employer. The RSUs will vest in two equal installments on the third and fourth anniversary of the grant date.

Ms. Lau’s Agreement includes two-year post-termination non-competition restrictions and one-year post-termination non-solicitation restrictions for employees and customers of the Company and its affiliates. Ms. Lau’s offer of employment is also contingent upon her execution of the Company’s intellectual property and confidentiality agreement, which contains perpetual confidentiality covenants.

The payments and benefits described herein do not purport to be complete descriptions of the Agreement or of the provisions summarized herein and are qualified in their entirety by reference to the actual text of the Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Contract, dated July 30, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2021	Garrett Motion Inc.

	By:	/s/ Jerome Maironi
Jerome Maironi
Senior Vice President, General Counsel and Corporate Secretary